Exhibit 99.1

Primoris Services Corporation Reports Fourth Quarter and Full Year 2023 Results

Dallas, TX – Feb. 26, 2024 – Primoris Services Corporation (NYSE: PRIM) (“Primoris” or the “Company”) today announced financial results for its fourth quarter and full year ended December 31, 2023 and provided the Company’s initial outlook for 2024.

For the full year 2023, Primoris reported the following highlights (1):

●	Revenue of $5.7 billion, up $1.3 billion, or 29.3 percent, compared to the full year of 2022 driven by strong growth in the Energy and Utilities segments, including contributions from the acquisitions of PLH and B Comm
●	Net income of $126.1 million, or $2.33 per diluted share, down 5.2 percent from the full year of 2022 due to higher income tax and interest expense, partially offset by higher operating income
●	Adjusted net income of $154.7 million, or $2.85 per diluted share, an increase of 13.9 percent from the full year of 2022
●	Record total backlog of $10.9 billion, up 19.8 percent from 2022 year end, including total Master Service Agreements (“MSA”) backlog of $5.7 billion, up from $5.5 billion at year end 2022
●	Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) of $379.5 million, up 33.9 percent from the full year of 2022
●	Full year net cash provided by operating activities of $198.6 million, up $115.2 million from the full year of 2022, driven primarily by improved working capital.

For the fourth quarter 2023, Primoris reported the following highlights(1):

●	Revenue of $1.5 billion, up $186.4 million, or 14.0 percent, compared to the fourth quarter of 2022 driven by renewables growth in the Energy segment
●	Net income of $37.7 million, or $0.69 per diluted share, down 9.3 percent from the fourth quarter of 2022 primarily due to higher income tax and interest expense, partially offset by higher operating income
●	Adjusted net income of $46.4 million, or $0.85 per diluted share, down 7.6 percent from the fourth quarter of 2022
●	Adjusted EBITDA of $104.2 million, or 6.9 percent of revenue, up 8.9 percent, from the fourth quarter of 2022
●	Fourth quarter net cash provided by operating activities of $205.7 million driven primarily by favorable changes in working capital.

(1)	Please refer to “Non-GAAP Measures” and Schedules 1, 2, 3 and 4 for the definitions and reconciliations of our Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA.”

“Our 2023 results mark another record year for Primoris and demonstrate the successful execution of our strategy and the strength of our end markets. Revenue reached a new high of $5.7 billion, up more than 29 percent, and our total backlog closed the year at a record $10.9 billion, up nearly 20 percent from the backlog record we set in 2022. We were able to accomplish this through a very strong close to the year in solar project awards that totaled over $1 billion in the fourth quarter and additional contributions from our acquisitions of PLH and B Comm in 2022,” said Tom McCormick, President and Chief Executive Officer of Primoris.

“We also saw a very strong year in terms of generating cash from operations, which is a key priority for the company. This allowed us to pay down $120 million of borrowings under our revolving credit facility in the 4th quarter. In addition to exceeding a number of our financial goals, I am proud to highlight that we finished 2023 with our best safety performance in the company’s history. A testament to our employees’ dedication to each other and to our customers to complete their projects safely,”

“Looking ahead into 2024, we are optimistic about our continued success across many of our end markets. We are focused on improving our margins in the Utilities segment through increasing our mix of project work in power delivery and executing at a higher level of productivity on contracts that have been updated to current market rates beginning in 2024. We are also well-positioned to grow revenue and remain a leader in utility-scale solar construction by leveraging our strong customer relationships and continuing our track record of successful execution. I am confident that our commitment to margin improvement, cash flow generation and allocating capital to our businesses that offer higher returns will benefit Primoris, our employees and our shareholders in 2024 and beyond.”

Fourth Quarter 2023 Results Overview

Revenue was $1.5 billion for the three months ended December 31, 2023, an increase of $186.4 million, compared to the same period in 2022. The increase in revenue was driven by the Energy segment, primarily utility scale solar facilities and industrial construction activity. Gross profit was $156.6 million for the three months ended December 31, 2023, an increase of $3.2 million compared to the same period in 2022. The increase was due to higher contributions from solar and industrial projects and improved pipeline margins in the Energy segment, partially offset by lower margins in the Utilities segment. Gross profit as a percentage of revenue decreased to 10.3 percent from 11.5 percent for the same period in 2022.

This press release includes Non-GAAP financial measures. The Company believes these measures enable investors, analysts and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its peers. Please refer to “Non-GAAP Measures” and Schedules 1, 2, 3, and 4 for the definitions and reconciliations of the Company’s Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA”.

During the fourth quarter of 2023, net income was $37.7 million, or $0.69 per diluted share, a decrease of 9.3 percent compared to $41.5 million, or $0.77 per diluted share, in the previous year. Adjusted Net Income was $46.4 million, or $0.85 per diluted share, for the fourth quarter, a decrease of 7.6 percent compared to $50.2 million, or $0.93 per diluted share, for the fourth quarter of 2022. Adjusted EBITDA was $104.2 million for the fourth quarter of 2023, an increase of $8.5 million, or 8.9 percent, compared to $95.6 million for the same period in 2022.

The Company’s reports in two segments: Utilities and Energy. Revenue and gross profit for the segments for the three months ended December 31, 2023 and 2022 were as follows:

Segment Revenue

(in thousands, except %)

(unaudited)

	For the three months ended December 31,
	2023		2022
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Utilities	$566,463	37.4%	$576,450	43.4%
Energy	949,087	62.6%	752,688	56.6%
Total	$1,515,550	100.0%	$1,329,138	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the three months ended December 31,
	2023		2022
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Utilities	$42,748	7.5%	$69,917	12.1%
Energy	113,852	12.0%	83,467	11.1%
Total	$156,600	10.3%	$153,384	11.5%

Utilities Segment (“Utilities”): Revenue decreased by $10.0 million, or 1.7 percent, for the three months ended December 31, 2023, compared to the same period in 2022, primarily due to decreased gas operations and communications activity, partially offset by higher power delivery activity. Gross profit for the three months ended December 31, 2023 decreased by $27.2 million, or 38.9 percent, compared to the same period in 2022. Gross profit as a percentage of revenue decreased to 7.5 percent during the three months ended December 31, 2023 compared to 12.1 percent for the same period in 2022. The decrease in gross profit and margin is primarily attributable to decreased activity, the impact of productivity issues on some legacy PLH projects nearing completion and lower margins in gas operations.

Energy Segment (“Energy”): Revenue increased by $196.4 million, or 26.1 percent, for the three months ended December 31, 2023, compared to the same period in 2022. The increase year-over-year was primarily due to increased activity across all businesses, including a $142.2 million increase in solar revenue and increased industrial construction activity on the West Coast and in Canada. Gross profit for the three months ended December 31, 2023, increased by $30.4 million, or 36.4 percent, compared to the same period in 2022, primarily due to higher revenue and margins. Gross profit as a percentage of revenue increased to 12.0 percent during the three months ended December 31, 2023, compared to 11.1 percent in the same period in 2022, primarily due to the contribution from higher margin renewables work and improved margins in the pipeline business.

Full Year 2023 Results Overview

Revenue for the year ended December 31, 2023, increased by $1.3 billion, or 29.3 percent, compared to 2022. The increase was primarily due to organic growth in the Company’s Energy and Utilities segments, and the acquisitions of PLH and B Comm in 2022.

For the year ended December 31, 2023, gross profit increased by $130.6 million, or 28.6 percent, compared to 2022. The increase was driven by strong top-line growth. Gross profit as a percentage of revenue was flat at 10.3 percent compared to the same period in 2022, as higher Energy margins were offset by lower Utilities margins.

For the full year 2023, net income was $126.1 million, or $2.33 per fully diluted share, compared to $133.0 million, or $2.47 per fully diluted share, in the previous year, a decrease of 5.2 percent. Adjusted Net Income was $154.7 million, or $2.85 per fully diluted share, for the full year 2023 compared to $135.8 million, or $2.53 per fully diluted share, for the same period in 2022. Adjusted EBITDA was $379.5 million for 2023, an increase of 33.9 percent, compared to $283.4 million for the full year 2022.

Revenue and gross profit for the Utilities and Energy segments for the years ended December 31, 2023 and 2022 were as follows:

Segment Revenue

(in thousands, except %)

(unaudited)

	For the year ended December 31,
	2023		2022
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Utilities	$2,380,230	41.6%	$2,024,307	45.8%
Energy	3,335,079	58.4%	2,396,292	54.2%
Total	$5,715,309	100.0%	$4,420,599	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the year ended December 31,
	2023		2022
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Utilities	$206,992	8.7%	$210,672	10.4%
Energy	380,499	11.4%	246,213	10.3%
Total	$587,491	10.3%	$456,885	10.3%

Utilities: Revenue increased by $355.9 million, or 17.6 percent, during 2023 compared to 2022. The increase is primarily attributable to the PLH and B Comm acquisitions and increased activity with customers across our power delivery and communications markets. Gross profit decreased $3.7 million, or 1.8 percent, during 2023 compared to 2022 primarily due to a decrease in margins, partially offset by growth in revenue. Gross profit as a percentage of revenue decreased to 8.7 percent in 2023 compared to 10.4 percent in 2022. The decrease is primarily attributable to productivity issues on some legacy PLH projects nearing completion, higher costs associated with a communications project in 2023 and a shift in the overall mix of revenue.

Energy: Revenue increased by $938.8 million, or 39.2 percent, during 2023 compared to 2022, driven by growth across all business lines and contributions from the PLH acquisition. Gross profit increased by $134.3 million, or 54.5 percent, during 2023 compared to 2022, primarily due to higher revenue and margins. Gross profit as a percentage of revenue increased to 11.4 percent in 2023 compared to 10.3 percent in 2022 primarily due to significant growth in higher margin renewable work and improved performance in the pipeline business.

Other Income Statement Information

Selling, general and administrative (“SG&A”) expenses were $328.7 million during the year ended December 31, 2023, an increase of $47.2 million, or 16.7 percent, compared to 2022, primarily due to higher incentive compensation costs associated with improved operational performance and increases in headcount from the PLH and B Comm acquisitions. SG&A expense as a percentage of revenue decreased to 5.8 percent in 2023 compared to 6.4 percent in 2022 primarily due to increased revenue. SG&A expenses were $80.7 million during the fourth quarter of 2023, a decrease of $9.9 million, or 10.9 percent, compared to 2022 primarily due to lower personnel costs. SG&A expense as a percentage of revenue decreased to 5.3 percent for the fourth quarter of 2023 compared to 6.8 percent for the fourth quarter of 2022 primarily due to lower costs and increased revenue.

Interest expense, net for the year ended December 31, 2023, was $78.2 million compared to $39.2 million for the year ended December 31, 2022. The increase of $39.0 million was due to higher average debt balances from the borrowings related to the PLH acquisition and higher average interest rates. Interest expense, net for the fourth quarter of 2023 was $21.7 million compared to $18.6 million for the fourth quarter of 2022. The increase of $3.2 million was primarily due to higher average interest rates. Interest expense for 2024 is expected to be approximately $77 to $82 million depending on average debt balances and changes in interest rates.

The effective tax rate was 29.0 percent for the year ended December 31, 2023. The increase from 16.5 percent for the year ended December 31, 2022, was primarily due the release of valuation allowances on capital losses in 2022 and the expiration of a temporary law in 2023 which allowed for the full deductibility of per diem expenses in 2021 and 2022.

Outlook

The Company is providing its estimates for the year ending December 31, 2024. Earnings per Share (“EPS”) is expected to be between $2.50 and $2.70 per fully diluted share. Adjusted EPS is estimated in the range of $3.05 to $3.25, and Adjusted EBITDA for the full year 2024 is expected to range from $395 to $415 million.

The Company is targeting SG&A expense as a percentage of revenue in the low six percent range for full year 2024. The Company estimates capital expenditures for 2024 in the range of $80 to $100 million, which includes $20 to $40 million for construction equipment. The Company’s targeted gross margins by segment are as follows: Utilities in the range of 9 to 11 percent; Energy in the range of 10 to 12 percent. The Company expects its effective tax rate for 2024 to be similar to 2023 at approximately 29 percent but it may vary depending on the mix of states in which the Company operates.

Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures. Please refer to “Non-GAAP Measures” and Schedules 1-4 below for the definitions and reconciliations. The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s website at www.prim.com.

Backlog

(in millions)

	December 31, 2023		December 31, 2022
	Next 12 Months	Total	Next 12 Months	Total
Utilities
Fixed Backlog	$96.3	$96.3	$183.3	$183.3
MSA Backlog	1,776.5	5,093.6	1,649.9	4,967.1
Backlog	$1,872.8	$5,189.9	$1,833.2	$5,150.4

Energy
Fixed Backlog	$2,599.0	$5,102.6	$1,920.8	$3,391.8
MSA Backlog	308.2	602.4	258.5	552.8
Backlog	$2,907.2	$5,705.0	$2,179.3	$3,944.6

Total
Fixed Backlog	$2,695.3	$5,198.9	$2,104.1	$3,575.1
MSA Backlog	2,084.7	5,696.0	1,908.4	5,519.9
Backlog	$4,780.0	$10,894.9	$4,012.5	$9,095.0

At December 31, 2023, total Fixed Backlog was $5.2 billion, an increase of $1.6 billion, or 45.4 percent compared to $3.6 billion at December 31, 2022. Total MSA Backlog was $5.7 billion, an increase of 0.2 billion, or 3.2 percent, compared to $5.5 billion at December 31, 2022. Total Backlog as of December 31, 2023 was $10.9 billion, including Utilities backlog of $5.2 billion and Energy backlog of $5.7 billion. The Company expects that during the next twelve months, the Company will recognize as revenue approximately 44 percent of the total backlog at December 31, 2023, comprised of backlog of approximately: 36 percent of Utilities segment backlog and 51 percent of Energy segment backlog.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue. Revenue from certain projects where scope, and therefore contract value, is not adequately defined, is not included in Fixed Backlog. At any time, any project may be cancelled at the convenience of the Company’s customers.

Balance Sheet and Capital Allocation

At December 31, 2023, the Company had $217.8 million of unrestricted cash and cash equivalents. In the fourth quarter of 2023, capital expenditures were $20.5 million, including $10.4 million in construction equipment purchases. Capital expenditures for the twelve months ended December 31, 2023 were $103.0 million, including $34.0 million in construction equipment purchases.

The Company also announced that on February 21, 2024, its Board of Directors declared a $0.06 per share cash dividend to stockholders of record on March 28, 2024, payable on approximately April 15, 2024. During the twelve months ended December 31, 2023 the Company did not purchase any shares of common stock under its share purchase program. As of December 31, 2023, the Company had $25.0 million remaining for purchase under the share purchase program. The share purchase plan expires on December 31, 2024.

Conference Call and Webcast

As previously announced, management will host a conference call and webcast on Tuesday, February 27, 2024, at 9:00 a.m. U.S. Central Time (10:00 a.m. U.S. Eastern Time). Tom McCormick, President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will discuss the Company’s results and business outlook.

Investors and analysts are invited to participate in the call by phone at 1-888-330-3428, or internationally at 1-646-960-0679 (access code: 7581464) or via the Internet at www.prim.com. A replay of the call will be available on the Company’s website or by phone at 1-800-770-2030, or internationally at 1-647-362-9199 (access code: 7581464), for a seven-day period following the call.

Presentation slides to accompany the conference call are available for download under “Events & Presentations” in the “Investors” section of the Company’s website at www.prim.com.

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted accounting principles in the United States (“GAAP”). Primoris uses earnings before interest, income taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS as important supplemental measures of the Company’s operating performance. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. The non-GAAP measures presented in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, Primoris’ method of calculating these measures may be different from methods used by other companies, and, accordingly, may not be comparable to similarly titled measures as calculated by other companies that do not use the same methodology as Primoris. Please see the accompanying tables to this press release for reconciliations of the following non‐GAAP financial measures for Primoris’ current and historical results: EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.

About Primoris

Primoris Services Corporation is a leading provider of critical infrastructure services to the utility, energy, and renewables markets throughout the United States and Canada. Built on a foundation of trust, we deliver a range of engineering, construction, and maintenance services that power, connect, and enhance society. On projects spanning utility-scale solar, renewables, power delivery, communications, and transportation infrastructure, we offer unmatched value to our clients, a safe and entrepreneurial culture to our employees, and innovation and excellence to our communities. To learn more, visit www.prim.com and follow us on social media at @PrimorisServicesCorporation.

Forward Looking Statements

This press release contains certain forward-looking statements, including the Company’s outlook, that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “targets”, “will”, “would” or similar expressions. Forward-looking statements include information concerning the possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally. Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in the mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for the Company’s services; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; inflation and other increases in construction costs that the Company may be unable to pass through to customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; increases in interest rates and slowing economic growth or recession; the instability in the banking system; costs incurred to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in the Company’s operations; the results of the review of prior period accounting on certain projects and the impact of adjustments to accounting estimates; developments in governmental investigations and/or inquiries; intense competition in the industries in which the Company operates; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to maintain safe worksites; risks or uncertainties associated with events outside of the Company’s control, including conflicts in the Gaza Strip and between Russia and Ukraine, severe weather conditions, public health crises and pandemics, political crises or other catastrophic events; client delays or defaults in making payments; the cost and availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; possible information technology interruptions, cybersecurity threats or inability to protect intellectual property; the Company’s failure, or the failure of the Company’s agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing political conditions and legal requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Company Contact
Ken Dodgen	Blake Holcomb
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bholcomb@prim.com

PRIMORIS SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenue	$1,515,550	$1,329,138	$5,715,309	$4,420,599
Cost of revenue	1,358,950	1,175,754	5,127,818	3,963,714
Gross profit	156,600	153,384	587,491	456,885
Selling, general and administrative expenses	80,749	90,672	328,733	281,577
Transaction and related costs	1,008	1,826	5,685	20,054
Gain on sale and leaseback transaction	—	—	—	(40,084)
Operating income	74,843	60,886	253,073	195,338
Other income (expense):
Foreign exchange (loss) gain, net	(138)	1,327	1,163	1,088
Other income, net	64	1,798	1,604	2,072
Interest expense, net	(21,728)	(18,556)	(78,171)	(39,212)
Income before provision for income taxes	53,041	45,455	177,669	159,286
Provision for income taxes	(15,382)	(3,954)	(51,524)	(26,265)
Net income	37,659	41,501	126,145	133,021

Dividends per common share	$0.06	$0.06	$0.24	$0.24

Earnings per share:
Basic	$0.71	$0.78	$2.37	$2.50
Diluted	$0.69	$0.77	$2.33	$2.47

Weighted average common shares outstanding:
Basic	53,360	53,120	53,297	53,200
Diluted	54,385	53,711	54,223	53,759

PRIMORIS SERVICES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	December 31,	December 31,
	2023	2022

ASSETS
Current assets:
Cash and cash equivalents	$217,778	$248,692
Accounts receivable, net	685,439	663,119
Contract assets	846,176	616,224
Prepaid expenses and other current assets	135,840	176,350
Total current assets	1,885,233	1,704,385
Property and equipment, net	475,929	493,859
Operating lease assets	360,507	202,801
Intangible assets, net	227,561	249,381
Goodwill	857,650	871,808
Other long-term assets	20,547	21,786
Total assets	$3,827,427	$3,544,020
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$628,962	$534,956
Contract liabilities	366,476	275,947
Accrued liabilities	263,492	245,837
Dividends payable	3,202	3,187
Current portion of long-term debt	72,903	78,137
Total current liabilities	1,335,035	1,138,064
Long-term debt, net of current portion	885,369	1,065,315
Noncurrent operating lease liabilities, net of current portion	263,454	130,787
Deferred tax liabilities	59,565	57,101
Other long-term liabilities	47,912	43,915
Total liabilities	2,591,335	2,435,182
Commitments and contingencies
Stockholders’ equity
Common stock	6	6
Additional paid-in capital	275,846	263,771
Retained earnings	961,028	847,681
Accumulated other comprehensive income	(788)	(2,620)
Total stockholders’ equity	1,236,092	1,108,838
Total liabilities and stockholders’ equity	$3,827,427	$3,544,020

PRIMORIS SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Year Ended
	December 31,
	2023	2022
Cash flows from operating activities:
Net income	$126,145	$133,021
Adjustments to reconcile net income to net cash provided by operating activities (net of effect of acquisitions):
Depreciation and amortization	107,041	99,157
Stock-based compensation expense	11,833	7,441
Gain on sale of property and equipment	(48,104)	(31,890)
Gain on sale and leaseback transaction	—	(40,084)
Unrealized gain on interest rate swap	(397)	(5,581)
Other non-cash items	2,181	277
Changes in assets and liabilities:
Accounts receivable	(16,885)	(98,724)
Contract assets	(229,826)	(118,806)
Other current assets	45,578	(70,275)
Net deferred tax liabilities	29,429	14,695
Other long-term assets	459	932
Accounts payable	93,433	191,532
Contract liabilities	84,745	(7,869)
Operating lease assets and liabilities, net	(1,194)	(505)
Accrued liabilities	(6,832)	5,707
Other long-term liabilities	946	4,318
Net cash provided by operating activities	198,552	83,346
Cash flows from investing activities:
Purchase of property and equipment	(103,005)	(94,690)
Proceeds from sale of assets	63,695	41,302
Proceeds from sale and leaseback transaction, net of related expenses	—	49,887
Cash paid for acquisitions, net of cash and restricted cash acquired	9,300	(478,438)
Net cash used in investing activities	(30,010)	(481,939)
Cash flows from financing activities:
Borrowings under revolving lines of credit	440,223	188,560
Payments on revolving lines of credit	(540,223)	(88,560)
Proceeds from issuance of long-term debt	10,000	469,531
Payments on long-term debt	(96,987)	(86,769)
Proceeds from issuance of common stock	681	585
Debt issuance costs	—	(6,643)
Dividends paid	(12,783)	(12,778)
Purchase of common stock	—	(5,990)
Other	(6,190)	(5,893)
Net cash (used in) provided by financing activities	(205,279)	452,043
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,288	(102)
Net change in cash, cash equivalents and restricted cash	(35,449)	53,348
Cash, cash equivalents and restricted cash at beginning of the year	258,991	205,643
Cash, cash equivalents and restricted cash at end of the year	$223,542	$258,991

Non-GAAP Measures

Schedule 1

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income and Adjusted EPS

(In Thousands, Except Per Share Amounts)

(Unaudited)

Adjusted Net Income and Adjusted EPS

Primoris defines Adjusted Net Income as net income (loss) adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) changes in fair value of the Company’s interest rate swap; (v) change in fair value of contingent consideration liabilities; (vi) amortization of intangible assets; (vii) amortization of debt discounts and debt issuance costs; (viii) losses on extinguishment of debt; (ix) severance and restructuring changes; (x) selected (gains) charges that are unusual or non-recurring; and (xi) impact of changes in statutory tax rates. The Company defines Adjusted EPS as Adjusted Net Income divided by the diluted weighted average shares outstanding. Management believes these adjustments are helpful for comparing the Company’s operating performance with prior periods. Because Adjusted Net Income and Adjusted EPS, as defined, exclude some, but not all, items that affect net income and diluted earnings per share, they may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measures, net income and diluted earnings per share, and information reconciling the GAAP and non‐GAAP financial measures, are included in the table below.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2023	2022	a	2023	2022
Net income as reported (GAAP)	$37,659	$41,501		$126,145	$133,021
Non-cash stock based compensation	2,878	1,693		11,833	7,441
Transaction/integration and related costs	1,008	1,826		5,685	20,054
Amortization of intangible assets	5,190	7,154		21,820	20,938
Amortization of debt issuance costs	636	491		2,181	1,479
Loss on extinguishment of debt	—	-		—	759
Unrealized loss (gain) on interest rate swap	2,604	35		(397)	(5,581)
Change in fair value of contingent consideration	(61)	(1,705)		(936)	(1,705)
Gain on sale and leaseback transaction	—	—		—	(40,084)
Income tax impact of adjustments (1)	(3,554)	(797)		(11,654)	(545)
Adjusted net income	$46,360	$50,198		$154,677	$135,777
Weighted average shares (diluted)	54,385	53,711		54,223	53,759
Diluted earnings per share	$0.69	$0.77		$2.33	$2.47
Adjusted diluted earnings per share	$0.85	$0.93		$2.85	$2.53

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 2

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

(In Thousands)

(Unaudited)

EBITDA and Adjusted EBITDA

Primoris defines EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) severance and restructuring changes; (v) change in fair value of contingent consideration liabilities; and (vi) selected (gains) charges that are unusual or non-recurring. The Company believes the EBITDA and Adjusted EBITDA financial measures assist in providing a more complete understanding of the Company’s underlying operational measures to manage its business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. EBITDA and Adjusted EBITDA are non‐GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non‐GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The most comparable GAAP financial measure, net income, and information reconciling the GAAP and non‐GAAP financial measures are included in the table below.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net income as reported (GAAP)	$37,659	$41,501	$126,145	$133,021
Interest expense, net	21,728	18,556	78,171	39,212
Provision for income taxes	15,382	3,954	51,524	26,265
Depreciation and amortization	25,587	29,809	107,041	99,157
EBITDA	100,356	93,820	362,881	297,655
Non-cash stock based compensation	2,878	1,693	11,833	7,441
Transaction/integration and related costs	1,008	1,826	5,685	20,054
Change in fair value of contingent consideration	(61)	(1,705)	(936)	(1,705)
Gain on sale and leaseback transaction	—	—	—	(40,084)
Adjusted EBITDA	$104,181	$95,634	$379,463	$283,361

Schedule 3

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted Adjusted Net Income and Adjusted Diluted Earnings Per Share for Full Year 2024

(In Thousands, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted Net Income and EPS to Adjusted EPS for the year ending December 31, 2024.

	Estimated Range
	Full Year Ending
	December 31, 2024
Net income as defined (GAAP)	$137,500	$148,500
Non-cash stock based compensation	15,500	15,500
Amortization of intangible assets	19,400	19,400
Amortization of debt issuance costs	2,200	2,200
Transaction/integration and related costs	4,500	4,500
Income tax impact of adjustments (1)	(11,400)	(11,400)
Adjusted net income	$167,700	$178,700
Weighted average shares (diluted)	55,000	55,000
Diluted earnings per share	$2.50	$2.70
Adjusted diluted earnings per share	$3.05	$3.25

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 4

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted EBITDA and Adjusted EBITDA for Full Year 2024

(In Thousands, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted EBITDA for the year ending December 31, 2024.

	Estimated Range
	Full Year Ending
	December 31, 2024
Net income as defined (GAAP)	$137,500	$148,500
Interest expense, net	77,000	82,000
Provision for income taxes	57,000	61,000
Depreciation and amortization	103,500	103,500
EBITDA	$375,000	$395,000
Non-cash stock based compensation	15,500	15,500
Transaction/integration and related costs	4,500	4,500
Adjusted EBITDA	$395,000	$415,000